                                                                     EXHIBIT 2.4

                         MEXICAN STOCK PLEDGE AGREEMENT

                          dated as of February 26, 2004

                                  by and among

                   PROMOTORA E INVERSORA ADISA, S.A. DE C.V.,

                LA PENINSULAR COMPANIA CONSTRUCTORA, S.A. DE C.V.

                                       AND

                   INGENIEROS CIVILES ASOCIADOS, S.A. DE C.V.,


                                  as Pledgors,

                                       and

                         BANCO SANTANDER MEXICANO, S.A.
as Onshore Collateral Agent on behalf and for the benefit of the Secured Parties as Pledgee

                             With the appearance of

           CONSTRUCTORA INTERNACIONAL DE INFRAESTRUCTURA, S.A. DE C.V.

      MEXICAN STOCK PLEDGE AGREEMENT (this "Agreement") dated as of February 26, 2004, entered into by and among PROMOTORA E INVERSORA ADISA, S.A. DE C.V., LA PENINSULAR COMPANIA CONSTRUCTORA, S.A. DE C.V. and INGENIEROS CIVILES ASOCIADOS, S.A. DE C.V. (the "Pledgors"), CONSTRUCTORA INTERNACIONAL DE INFRAESTRUCTURA, S.A. DE C.V. (the "Company") and BANCO SANTANDER MEXICANO, S.A. as Onshore Collateral Agent (including its successors, in such capacity, the "Pledgee") on behalf and for the benefit of the Secured Parties in accordance with the following Preliminary Statements, Representations and Clauses.

                                   WITNESSETH:

      WHEREAS, as a result of the International Public Bid (Licitacion Publica Internacional) No. 18164093-011-02, the Company was awarded the construction, equipment and commissioning of the hydroelectric project known as Proyecto Hidroelectrico 63 CH El Cajon, at the Yesca and Santa Maria del Oro Municipalities in the State of Nayarit, Mexico (the "Project"), pursuant to the financed public works contract (Contrato Mixto de Obra Publica Financiada) dated March 26, 2003, as clarified or amended from time to time, executed by the Company and the Comision Federal de Electricidad.

      WHEREAS, in connection with the Project, the Company entered into a Credit Agreement dated as of March 31, 2003, with the lenders from time to time party thereto and WestLB AG, New York Branch as administrative agent and collateral agent (as amended from time to time, the "Interim Credit Agreement").

      WHEREAS, on April 8, 2003, the Pledgors, the Company and WestLB AG, New York Branch, as collateral agent under the Interim Credit Agreement, entered into a Stock Pledge Agreement (the "Mexican Interim Stock Pledge") pursuant to which the Pledgors pledged in favor of such collateral agent, acting solely on behalf and for the benefit of the lenders under the Interim Credit Agreement, the Shares owned by each of them and all rights arising out of such Shares to secure the obligations of the Pledgors under the Interim Credit Agreement and the agreements and documents related thereto.

      WHEREAS, the Company desires to refinance the outstanding amounts under the Interim Credit Agreement and to obtain additional funds to finance the
Project:

      (i) the Company acting as Borrower, WestLB AG, New York Branch acting as Intercreditor Agent and Facility Administrative Agent, Banco Santander Central Hispano, S.A., New York Branch acting as Offshore Collateral Agent, Banco Santander Mexicano, S.A. acting as Onshore Collateral Agent, the banks and financial institutions parties thereto, Citibank, N.A. acting as Note Trustee, and the other Creditors and Creditor Representatives (each, as defined therein) from time to time party thereto, entered into a Common

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                                       2

            Agreement dated as of February 26, 2004 (the "Common Agreement") setting forth certain common representations and warranties, covenants, conditions to funding, events of default and other terms that are complementary to and form part of the Credit Agreement, the
            Note Indenture and the Note Purchase Agreement;

      (ii) the Company acting as Borrower, each of the banks and the other financial institutions parties thereto acting as Lenders and WestLB AG, New York Branch acting as Facility Administrative Agent, entered into a Credit Agreement dated as of February 26, 2004 (the "Credit Agreement") by means of which the Lenders have agreed to provide financing in conjunction with the other Creditors in an amount up to U.S.$629,400,000, for a construction facility and have agreed to provide financing in an amount up to U.S.$53,000,000 for a contingency facility for the Project, subject to and in accordance with the terms and conditions of the Credit Agreement and the terms and conditions of the Common Agreement; and

      (iii) the Company entered into with Citibank, N.A. in its capacity as Note Trustee, a Note Indenture dated as of February 26, 2004 (the "Note Indenture") pursuant to which the Company will issue Investor Notes to be sold pursuant to the Note Purchase Agreement.

                         REPRESENTATIONS AND WARRANTIES

         Each of the Pledgors represents and warrants that:

      (a) It is a corporation duly organized and existing under the laws of Mexico, as evidenced by the public deeds, copies of which have been delivered to the Pledgee prior to the execution date hereof.

      (b) It is the legal and beneficial owner of the Shares set forth opposite such Pledgor's name on Exhibit "A" hereto, which Shares are (i) free and clear of any lien, security interest or other charge or encumbrance except for the security interest created under the Mexican Interim Stock Pledge and this Agreement; and (ii) are fully paid-in and non-assessable and, when taken together with all the Shares listed on Exhibit "A" hereto, represent 100% of the capital stock of the Company. There are no options, debentures, warrants or other rights to any Shares granted to third parties.

      (c) It is a condition precedent to the Closing Date, the initial Funding and the issuance of the Investor Notes under the Common Agreement that this Agreement shall have been duly executed and that the provisions of this Agreement shall constitute a valid, direct, continuing Lien on the Shares only subject to the Lien created pursuant to the Mexican Interim Stock Pledge.

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                                       3

      (d) Under the Common Agreement, the Pledgee has been appointed as Onshore Collateral Agent to act on behalf of and for the benefit of the Secured Parties with respect to the security interest to be created by the Pledgors, inter alia, in the Pledged Collateral (as defined below).

      (e) Considering that the collateral agent under the Mexican Interim Stock Pledge has waived certain restrictions thereunder, the execution, delivery and performance of this Agreement by each of the Pledgors and the security interest created in the Pledged Collateral, do not and will not violate, conflict with or result in a breach of or default under, its corporate by-laws, any agreement, license, permit or other instrument to which it is a party or by which it or its properties may be bound, or any order, rule, regulation, injunction, decree, judgment, statute, law or ruling of any court, administrative agency or governmental agency applicable to it or its properties. The Pledgors do not need the consent or authorization of any person or entity to enter into this Agreement, create the pledge and perform their respective obligations hereunder, other than the authorization required under the Interim Credit Agreement, which has been obtained.

      (f) The execution hereof, the endorsement in guaranty of the certificates evidencing the Shares in favor of the Pledgee, the delivery of such certificates to the Pledgee and the notation of the pledge created hereunder in the share registry (libro de registro de acciones) of the Company prior to the termination of the pledge created under the Mexican Interim Stock Pledge will constitute, perfect and establish a second priority security interest in the Pledged Collateral in favor of the Pledgee, acting on behalf and for the benefit of the Secured Parties, securing the Secured Obligations hereunder. Once the pledge created under the Mexican Interim Stock Pledge has been terminated through the cancellation of the relevant endorsement in the certificates representing the Shares and the appropriate notation in the share registry of the Company, the security interest created hereunder will constitute a first priority security interest in the Pledged Collateral. No action other than those contemplated in this Agreement is necessary or desirable to otherwise perfect or protect such security interest.

      (g) Its representative(s) executing this Agreement on its behalf, are duly authorized to do so, as evidenced by the public deeds copies of which have been delivered to the Pledgee prior to the execution date hereof. Such authority has not been revoked or limited in any manner whatsoever.

      NOW THEREFORE, in consideration of the premises and of the mutual agreements herein contained and based upon the foregoing representations and warranties, the parties hereto agree as follows:

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                                       4

                                    CLAUSE 1
                                   DEFINITIONS

      1.1 Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given in the Common Agreement. The following terms shall have the following meaning, provided that, in any case, such meanings shall be applicable to the singular and plural forms of such terms:

      "Business Day" shall mean a day of the year on which banks are not required or authorized to close in Mexico City, Mexico.

      "Common Agreement" shall have the meaning given to such term in section
(i) of the fourth Whereas Clause hereof.

      "Company" shall have the meaning given to such term in the Preamble of this Agreement.

      "Credit Agreement" shall have the meaning given to such term in section
(ii) of the fourth Whereas Clause hereof.

      "Financing Documents" shall mean the agreements listed in the fourth Whereas Clause hereof and any instrument or document issued thereunder or in connection therewith.

      "Interim Credit Agreement" shall have the meaning given to such term in the second Whereas Clause hereof.

      "Lenders" shall mean each of the banks and other financial institutions party to the Common Agreement and their permitted assignees.

      "LGTOC" shall mean the Mexican General Law of Negotiable Instruments and Credit Transactions (Ley General de Titulos y Operaciones de Credito).

      "Mexican Interim Stock Pledge" shall have the meaning given to such term in the third Whereas Clause hereof.

      "Mexico" shall mean the United Mexican States.

      "Note Indenture" shall have the meaning given to such term in section
(iii) of the fourth Whereas Clause hereof.

      "Noteholders" shall mean the holders from time to time of the Investor Notes referred to in clause (iii) of the fourth Whereas Clause hereof.

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                                       5

      "Pledged Collateral" has the meaning specified in Clause 2.1 of this Agreement.

      "Pledgee" shall have the meaning given to such term in the Preamble of this Agreement.

      "Pledgors" shall have the meaning given to such term in the Preamble of this Agreement.

      "Project" shall have the meaning given to such term in the first Whereas Clause of this Agreement.

      "Secured Obligations" shall mean all payment obligations of the Company arising now or hereafter under any of the Financing Documents, including but not limited to the obligations to pay principal, ordinary, default or overdue interest, fees, make-whole premium, indemnities, enforcement and other costs and expenses or any other amount payable for any other concept thereunder.

      "Secured Parties" shall mean any and all Lenders, the Facility Administrative Agent, the Intercreditor Agent, the Collateral Agents, the Note Trustee, the Offshore Depositary Bank, the Noteholders and any other Person from time to time constituting a Secured Party (as defined in the Common Agreement).

      "Shares" means the shares representing the capital stock and any other equity participations in the Company, from time to time issued and outstanding, however designated and whether or not carrying any voting rights.

      1.2 Headings. The headings of the Clauses contained in this Agreement are used solely for convenience and shall not be taken into account in the interpretation of this Agreement.

      1.3 References. Unless otherwise indicated, all references herein to Clauses, and Exhibits shall be to Clauses and Exhibits of this Agreement. A reference to any agreement, instrument or document shall include such agreement, instrument or document as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms and as permitted by the Financing Documents.

                                    CLAUSE 2
                                 TERMS OF PLEDGE

      2.1 Pledge. (a) In order to secure payment when due (whether at stated maturity, by acceleration or otherwise), performance and compliance by the Company with all of the Secured Obligations, in accordance with the provisions of Articles 334 to 345 of the LGTOC, each of the Pledgors hereby grants in favor of the Pledgee, acting solely on

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                                       6

behalf and for the benefit of the Secured Parties, a pledge of and security interest in all Shares owned by each of the Pledgors, including, without limitation, all rights arising out of such Shares, such as rights to dividends or other distributions (whether in cash or in kind or in any other form) received, receivable or otherwise distributed for or in exchange of any or all of each Pledgor's interest in such Shares and all proceeds of the foregoing (hereinafter the "Pledged Collateral"), subject to the terms of this Agreement. The pledge created hereunder shall extend to all present and future claims for amortization of capital, compensations for redemption of Shares, credit balances in the case of withdrawals or exclusion and for liquidation proceedings, if such is the case.

      2.2 Perfection of Pledge. For purposes of perfecting the pledge and the security interest created hereunder, and as required by Article 334, Section II of the LGTOC each of the Pledgors hereby:

      (i) endorses in guarantee (endosa en garantia) in favor of the Pledgee, the certificates evidencing the Shares it owns and which are simultaneously herewith delivered by or on behalf of the collateral agent under the Interim Credit Agreement to the Pledgee. Each such endorsement shall read as follows:

            "Pursuant to the Mexican Stock Pledge Agreement dated as of February 26, 2004 by and among Promotora e Inversora ADISA, S.A. de C.V., La Peninsular Compania Constructora, S.A. de C.V. and Ingenieros Civiles Asociados, S.A. de C.V., as Pledgors, Banco Santander Mexicano, S.A., as Pledgee and Constructora Internacional de Infraestructura, S.A. de C.V., the ____ Series __ shares represented by this certificate are pledged in favor of Banco Santander Mexicano, S.A. as Pledgee, acting on behalf and for the benefit of the Secured Parties, as such term is defined in, and according to the provisions of, such Mexican Stock Pledge Agreement."

      (ii) delivers to the Pledgee a certificate signed by the Secretary of the Board of Directors of the Company stating that the pledge created hereunder on the Shares owned by each Pledgor has been duly registered in the share registry of the Company, together with a copy of the page of the Company's share registry showing the notation of the pledge, duly certified as authentic by the Secretary of the Board of Directors of the Company.

      The Pledgors and the Pledgee hereby agree that the execution of this Agreement constitutes the acknowledgment of receipt of the Shares owned by each of the Pledgors on the date hereof, as set forth in Article 337 of the LGTOC.

      2.3 Appointment of Pledgee as Attorney-in-Fact. Each of the Pledgors hereby undertakes to irrevocably appoint the Pledgee as its attorney-in-fact to act in its name and

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                                       7

behalf in order to exercise any rights of the Pledgors in and to the Pledged Collateral during the continuation of an Event of Default which has occurred, and for such purpose, to grant in favor of the Pledgee an irrevocable special power of attorney to act in the name and on behalf of each Pledgor to exercise, enforce and defend any rights of the Pledgors in the Pledged Collateral, with all authorities contained in Article 2554 of the Federal Civil Code and the correlative Articles of the Civil Codes for the Federal District and the States of the Mexican Republic, having all authorities requiring general or special clause in accordance with applicable law. The Pledgee will be authorized to delegate such power-of-attorney. Such power of attorney shall include sufficient authority to permit the Pledgee to defend any and all of the Pledged Collateral against any claim or demand.

      On or before the Closing Date, each of the Pledgors shall deliver to the Pledgee the public deed containing the relevant power-of-attorney referred to in the preceding paragraph duly formalized before a Mexican notary public.

      2.4 Cancellation of the Pledge under the Mexican Interim Stock Pledge. Within three (3) days after receipt by the Pledgors and the Company of the written notice given by the collateral agent under the Interim Credit Agreement pursuant to Section 5.11 of the Mexican Interim Stock Pledge that all amounts owed under the Interim Credit Agreement and the agreements and the documents related thereto have been paid in full, the Company shall cancel the notation made in its share registry in respect of the Mexican Interim Stock Pledge. Upon the payment in full of all amounts owed under the Interim Credit Agreement and the agreements and the documents related thereto (in accordance with their terms and the terms of the Financing Documents), the Pledgee shall cancel the endorsements in guaranty on the certificates evidencing the Shares in respect of the Mexican Interim Stock Pledge.

      As long as the Mexican Interim Stock Pledge is in effect, the Pledgee agrees to hold the certificates evidencing the Shares for the preferential benefit of the collateral agent under the Interim Credit Agreement, as a pledgee in first place.

                                    CLAUSE 3
                            COVENANTS OF THE PLEDGORS

      3.1 Obligations of the Pledgors. So long as any of the Secured Obligations remains outstanding, each of the Pledgors, unless the Pledgee consents otherwise in writing, shall undertake all necessary actions to:

      (a) At such Pledgor's expense, at any time and from time to time, promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable or that the Pledgee may request, in order to (i) perfect and protect the pledge and security interest created or purported to be created hereby; (ii) enable the Pledgee to exercise and enforce its rights and remedies hereunder in respect of

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                                       8

the Pledged Collateral; and (iii) carry out any other action necessary to comply with the purposes of this Agreement;

      (b) Refrain from selling, assigning or otherwise disposing of or granting any option in respect of the Pledged Collateral, or creating or permitting the existence of any lien, security interest, option or other charge or encumbrance upon or with respect to any of the Pledged Collateral, except for the pledge created hereunder;

      (c) Promptly, but in any event within five (5) Business Days of obtaining knowledge of any action or claim that may affect the Pledged Collateral or the Pledgee's right, title or security interest and enforceability in and to the Pledged Collateral, or which would violate or be inconsistent with any of the terms or conditions of the Financing Documents, deliver a written notice to the Pledgee providing detailed information regarding such action or claim and, unless otherwise instructed by the Pledgee, defend such right, title and security interest at its expense;

      (d) At its expense, promptly deliver to the Pledgee a copy of each notice or other communication received by it that could affect the Pledged Collateral owned by it or the security interest created hereby in favor of the Pledgee; and

      (e) Notify the Pledgee in writing of any proposed increase or reduction of its participation in the Company and deliver or cause to be delivered to the Pledgee, the day following the subscription (whether directly or indirectly through any subsidiary or affiliate or in any other manner) of any increase in the capital of the Company or payment of a dividend or other distribution in Shares by the Company: (i) the share certificates received by such Pledgor evidencing the Shares so received, duly endorsed in guarantee in favor of the Pledgee as provided in Clause 2.2 (i) hereof, and (ii) a copy of the notation in the share registry of the Company evidencing that such Shares have been pledged in favor of the Pledgee, certified as authentic by the Secretary of the Board of Directors of the Company.

                                    CLAUSE 4
                  RIGHTS IN RESPECT TO THE PLEDGED COLLATERAL.

      4.1 Remedies upon Event of Default. (a) In case an Event of Default has occurred and is continuing, the Pledgee shall be entitled to exercise, in addition to other rights and remedies available to it hereunder and under the Financing Documents, all the rights of a secured party following the appropriate procedures under applicable law.

      (b) Each of the Company and each Pledgor covenants and agrees that it will execute and deliver such documents and take such other action as the Pledgee reasonably deems necessary or advisable in order that any sale of the Pledged Collateral, after the occurrence and during the continuance of an Event of Default, may be made in compliance with applicable law. Any proceeds of any such sale shall be applied to the payment of the

Secured Obligations in accordance with the priorities established in Section
7.04 of the Common Agreement and Article 3 of the Intercreditor Agreement.

      4.2 Voting Rights and Distributions. (a) Subject to the provisions of paragraph (d) below, prior to the occurrence of any Event of Default, each Pledgor shall be entitled to exercise all voting rights pertaining to the Shares it owns in the Company, including without limitation, the right to call shareholders meetings of the Company, and all managerial, corporate and other rights pertaining to the Pledged Collateral owned by it or any part thereof for any purpose not inconsistent with the terms of this Agreement, any of the Financing Documents or any restriction contained in the by-laws of the Company; provided, however, that none of the Pledgors shall exercise any such right, if such action would have a material adverse effect on the value of any Pledged Collateral owned by it or could reasonably be likely to trigger an Event of Default.

      (b) On or after the occurrence of any Event of Default, all voting rights pertaining to the Shares and all managerial, corporate and other rights pertaining to the Pledged Collateral shall be exercised by the Onshore Collateral Agent, either personally, or by agents or attorneys, including without limitation, the right to call to shareholders meetings of the Company.

      (c) Any and all dividends on the Shares and any and all distributions, proceeds or other amounts paid in cash in respect of the Pledged Collateral owned by each of the Pledgors if and when received by such Pledgor shall be received in the name of the Pledgee and shall forthwith be transferred by such Pledgor to the Dollar Revenue Account or such other account that as provided in the Common Agreement is designated in writing by the Pledgee and shall be held in pledge hereunder and as provided in the Financing Documents. Any and all property (other than cash) received in exchange for or in respect of any Shares (including additional Shares) shall be and become part hereof (and shall be considered Pledged Collateral hereunder) and, if received by the Pledgor, shall forthwith be delivered to the Pledgee (together with, if appropriate, proper instruments of transfer, endorsements of the relevant certificates, notations on the relevant registries and/or powers executed by the Pledgor) to be held in pledge hereunder, subject to the terms of this Agreement.

      (d) The Pledgee's authorization shall be required for any of the Pledgors to take any action or to exercise any and all rights which pursuant to the Common Agreement may not be effected without the prior written approval required under the Common Agreement.

                                    CLAUSE 5
                                 MISCELLANEOUS.

      5.1 Fees and Indemnification of Onshore Collateral Agent. By its execution of this Agreement, the Company agrees to pay fees of, and indemnify the Pledgee pursuant to Section 11.04 of the Common Agreement. The rights, protections, immunities and

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                                       10

indemnities afforded to the Pledgee pursuant to the Common Agreement shall be afforded to the Pledgee hereunder as if such provisions were specifically set forth herein. Each of the Pledgors hereby expressly acknowledges, recognizes and agrees that, for all matters relating to or arising from or in connection with this Agreement, (i) the Pledgee is acting solely in its capacity as agent for, and for the benefit of and pursuant to the instructions of, the Secured Parties, and not personally, and assumes no direct or personal obligations, expressed or implied, and (ii) the Pledgee has all necessary authority and legal capacity to act in the name and on behalf of the Secured Parties.

      5.2 No Waiver; Rights Cumulative. No failure on the part of the Pledgee to exercise, and no delay in exercising, any right hereunder or under any related agreement, instrument or document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Pledgee provided herein, in the Financing Documents and in all related agreements, instruments and documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Pledgee under each of this Agreement, any of the Financing Documents and any related agreements, instruments and documents against any party thereto are not conditional or contingent on any attempt by the Pledgee to exercise any of its rights hereunder or under any related agreement, instrument or document against such party or against any person or entity.

      5.3 Continuing Pledge; Assignment. This Agreement shall create an effective continuing pledge on and security interest in the Pledged Collateral and shall (i) remain in full force and effect until the later of the payment in full or release of the Secured Obligations, (ii) be binding on each Pledgor and its respective successors and assigns and shall inure, together with all rights and remedies of the Pledgee hereunder, to the benefit of the Pledgee and its successors, transferees and assigns. Without limiting the generality of the foregoing, the Pledgee may assign or otherwise transfer its rights hereunder only in accordance with the Financing Documents to any other person or entity, and such other person or entity shall thereupon become vested with all of the benefits in respect thereof granted to the Pledgee, herein or otherwise. None of the rights or obligations of any Pledgor hereunder may be assigned or otherwise transferred without the prior written consent of the Pledgee.

      5.4 Power-of-attorney. The Company hereby agrees with the Pledgee to irrevocably appoint the Pledgee as its attorney-in-fact to act in its name and behalf, upon an Event of Default having occurred and be continuing, in order to exercise any of its rights under the Public Works Contract and the CFE Side Letter in connection with the termination of the Public Works Contract, with all authorities contained in Article 2554 of the Federal Civil Code and its correlative Articles of the Civil Codes for the Federal District and the States of the Mexican Republic. The Pledgee will be authorized to delegate such power-of-attorney. As a condition precedent to the Closing Date under the Common

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                                       11

Agreement, the Company shall deliver to the Pledgee the public deed containing such power-of-attorney duly formalized before a Mexican notary public.

      5.5 Expenses. The Pledgors jointly and severally agree to pay or reimburse on demand all reasonable out-of-pocket costs, expenses and disbursements of the Pledgee in connection with the enforcement of this Agreement in any circumstance (including, without limitation reasonable fees and expenses for legal services).

      5.6 Severability. If any provision of this Agreement shall be invalid, illegal, or unenforceable in any jurisdiction, the parties hereto agree to the fullest extent they may effectively do so that the validity, legality, and enforceability of such provision in other jurisdictions, and the validity, legality, and enforceability of the other provisions in such jurisdiction, shall not in any way be affected or impaired thereby.

      5.7 Amendments. This Agreement may not be amended, supplemented, waived or otherwise modified except by an instrument signed by each of the parties hereto.

      5.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

      5.9 Notices. Each notice, demand, report, or communication relating to this Agreement shall be in writing in the English language, shall be hand-delivered or sent by overnight courier or facsimile transmission (with a copy by hand delivery or overnight courier to follow, which copy shall not be required to effect notice), and shall be deemed duly given when received at the following addresses, or to such other address or number as each party shall have last specified by notice to the other parties:

            To the Pledgors:

            PROMOTORA E INVERSORA ADISA, S.A. DE C.V.
            Mineria 145 Edificio C Piso 3
            Col. Escandon
            C.P. 11800
            Mexico, D.F.
            Attention:  Jorge Ibarrola/Luis Horcasitas/Gabriel de la Concha
            Telephone:  (5255) 52729991 ext. 3500, 3210 or 3300
            Fax:        (5255) 52275043

            LA PENINSULAR COMPANIA CONSTRUCTORA, S.A. DE C.V.
            Arquimedes 3 Piso 5
            Col. Chapultepec Morales
            C.P. 11570
            Mexico, D.F.
            Attention:  Enrique Gavaldon/Arturo Orozco
            Telephone:  (5255) 5280 4822
            Fax:        (5255) 5280 4240

            INGENIEROS CIVILES ASOCIADOS, S.A. DE C.V.
            Mineria 145 Edificio C Piso 2
            Col. Escandon
            C.P. 11800
            Mexico, D.F.
            Attention:  Jorge Ibarrola/Luis Horcasitas/Gabriel de la Concha
            Telephone:  (5255) 52729991 ext. 3500, 3210 or 3300
            Fax:        (5255) 52275043

            To the Company:

            CONSTRUCTORA INTERNACIONAL DE INFRAESTRUCTURA, S.A. DE C.V. Mineria 145 Edificio C Piso 2
            Col. Escandon
            C.P. 11800
            Mexico, D.F.
            Attention:  Jorge Ibarrola/Luis Horcasitas/Gabriel de la Concha
            Telephone:  (5255) 52729991 ext. 3500, 3210 or 3300
            Fax:        (5255) 52275043

            To the Pledgee:

            BANCO SANTANDER MEXICANO, S.A.
            Prolongacion Paseo de la Reforma No. 500 Piso 2 Mod. 209 Col. Lomas de Santa Fe
            01219, Mexico, D.F.
            Attention:  Trinidad Guadalupe Caso Robles
            Telephone:  (5255) 5257 8000
            Fax:        (5255) 5269 1956

      5.10 Benefit of Agreement. This Agreement shall inure to the benefit of, and be enforceable by, the parties hereto and the Secured Parties and their respective successors and permitted assigns, and no other Person shall be entitled to any of the benefits of this Agreement.

      5.11 Registration of this Agreement. Each of the Pledgors shall cause this Agreement to be notarized and filed for registration with the Public Registry of Commerce of its domicile in accordance with the provisions of
Article 149 of the Tax Code of the Federation (Codigo Fiscal de la Federacion) on or before the Closing Date; provided, that such registration must be completed in any event no later than seventy five (75) calendar days after the Closing Date.

      5.12 Termination; No Reduction. This Agreement and the security interest granted hereunder shall neither be terminated nor reduced until each of the Pledgors receives written notice from the Pledgee of the payment in full of all Secured Obligations, which notices shall be delivered by the Pledgee within thirty (30) calendar days after such payment in full.

      5.13 Languages. This Agreement is executed in both English and Spanish versions, both of which shall bind the parties; provided, however, that in the case of doubt as to the proper interpretation and construction of this Agreement, the Spanish text shall prevail.

      5.13 GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of Mexico, without regard to the conflicts of laws provisions thereof. Any legal proceedings arising out of or relating to this agreement shall be brought in the competent courts of Mexico City, Federal District, Mexico. Each of the parties hereto hereby waives any other preferential jurisdiction by reason of its present or future domicile or otherwise.

             (The rest of this page is intentionally left in blank)

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed through its duly authorized officer(s) as of the date first above written.

                                  THE PLEDGORS:

PROMOTORA E INVERSORA ADISA,              LA PENINSULAR COMPANIA
S.A. DE C.V.                              CONSTRUCTORA, S.A. DE C.V.

By: _______________________________       By: _______________________________
    Name:  Jorge Bernardo Aguirre y           Name:  Carlos de la Isla Corry
           Quintana
    Title: Attorney-in-fact                   Title: Attorney-in-fact

                   INGENIEROS CIVILES ASOCIADOS, S.A. DE C.V.

                          By: ____________________________
                              Name:  Jorge Bernardo Aguirre y Quintana
                              Title: Attorney-in-fact

                                  THE PLEDGEE:

                         BANCO SANTANDER MEXICANO, S.A.
As Onshore Collateral Agent on behalf and for the benefit of the Secured Parties

                          By: ___________________________
                              Name:  Trinidad Guadalupe Caso Robles
                              Title: Delegada Fiduciaria

                         Acknowledged and Agreed to by:

                                  THE COMPANY:

                           CONSTRUCTORA INTERNACIONAL
                        DE INFRAESTRUCTURA, S.A. DE C.V.

                          By: ____________________________
                              Name:  Jorge Bernardo Aguirre y Quintana
                              Title: Attorney-in-fact

                 (Signature Page-Mexican Stock Pledge Agreement)

                                   EXHIBIT "A"

                                CAPITAL STRUCTURE
           CONSTRUCTORA INTERNACIONAL DE INFRAESTRUCTURA, S.A. DE C.V.

                                    SERIES A


                                            NO.                           STOCK
                                            OF                         CERTIFICATE
             SHAREHOLDER                  SHARES        CAPITAL            NO.           VALUE
------------------------------------      ------        -------        -----------    -----------
Promotora e Inversora ADISA, S.A. de       175          Fixed              1          $  17,500.00
C.V

La Peninsular Compania Constructora,        25          Fixed              2          $   2,500.00
S.A. de C.V

Ingenieros Civiles Asociados, S.A           55          Fixed              3          $   5,500.00
de C.V

                                    SERIES B

La Peninsular Compania Constructora,
S.A. de C.V                                   75          Fixed           2          $   7,500.00

Open Joint Stock Company "Power
machines - ZTL, LMZ, Electrosila,             95          Fixed           3          $   9,500.00
Energomachexport"

Ingenieros Civiles                            70          Fixed           1          $   7,000.00

Asociados, S.A de C.V                          5          Fixed           4          $     500.00